EXHIBIT 99.1

CARNIVAL AMENDS SENIOR

CONVERTIBLE DEBENTURES DUE 2033

MIAMI — April 25, 2008 — Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced today that Carnival Corporation (the “Company”) has amended the terms of its Senior Convertible Debentures due 2033 (the “Debentures”). The amendments are for the benefit of holders of the Debentures who do not require the Company to repurchase their Debentures on April 29, 2008.

The amendments include:

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Additional semi-annual cash interest payments at a rate of 0.50% per annum for the next 18 months, payable on October 29, 2008, April 29, 2009 and October 29, 2009 (prior to the amendment, the Debentures would have ceased to accrue cash interest as of April 29, 2008);

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One additional opportunity to require the Company to repurchase the Debentures on October 29, 2009. The terms of this put right are otherwise identical to those for the repurchase scheduled to occur on April 29, 2008 that is currently provided for in the indenture governing the Debentures;

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Additional call protection, eliminating the Company’s ability to redeem the Debentures at its option until October 29, 2009 (prior to the amendment, the Company would have been able to redeem the Debentures at its option at any time commencing April 29, 2008);

•	An additional conversion adjustment so that the conversion price of the Debentures will be adjusted if in any fiscal quarter the Company pays cash dividends in excess of $0.40 per share; and
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An additional provision to the effect that, in the event of certain change in control events or a termination of trading of the Company’s common stock, the Company will increase the conversion rate for any Debentures surrendered in connection with such events or termination of trading by issuing a specified number of additional shares of its common stock.

The specific terms of the amendments are set forth in an amendment to the supplemental indenture, which has been filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K, and the summary of the terms of the amendments in this press release are qualified in its entirety by reference to that amendment. The Form 8-K also includes a summary of certain U.S. federal income tax consequences of the amendment to the terms of the Debentures. Holders of Debentures should read the Form 8-K and the amendment to the supplemental indenture in their entirety.

Holders of the Debentures have the right to require the Company to repurchase the Debentures at the issue price per $1,000 principal amount at maturity of the Debentures, plus any accrued and unpaid interest through and including April 28, 2008. Holders who validly submit a purchase notice by April 29, 2008 and do not withdraw that notice in accordance with The Depository Trust Company’s procedures by April 29, 2008 will receive $646.88 per $1,000 principal amount at maturity of Debentures redeemed, in cash, on April 30, 2008.

Holders should discuss with their tax advisors the tax implications of the Company’s amendment to the terms of the Debentures.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 86 ships totaling more than 162,000 lower berths with 20 new ships scheduled to enter service between July 2008 and June 2012. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

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MEDIA CONTACTS	INVESTOR RELATIONS CONTACT

US Carnival Corporation & plc Tim Gallagher 1 305 599 2600, ext. 16000	US/UK Carnival Corporation & plc Beth Roberts 1 305 406 4832

UK Brunswick Group Richard Jacques/Sophie Brand 44 (0) 20 7404 5959